Exhibit 15.0

September 13, 1999


Board of Directors
Sharper Image Corporation
San Francisco, California

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Sharper Image Corporation for the periods ended July 31, 1999 and 1998, as indicated in our report dated August 18, 1999; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended July 31, 1999 is incorporated by reference in Registration Statement No. 33-12755, No. 33-80504, and No. 33-3327 on Forms S-8 of Sharper Image Corporation.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration
Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Yours truly,


/s/ _______________________________
Deloitte & Touche LLP
San Francisco, CA

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